CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 14, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of J.P. Morgan Institutional Market Neutral Fund, which are also incorporated by reference into the Registration Statement.

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 1999, relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of J.P. Morgan Tax Aware U.S. Equity Fund, which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
July 28, 2000